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EXHIBIT 10.31

                  SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

Each non-employee Director of the Company is paid a $30,000 annual retainer fee (payable at the Director's election in cash or restricted stock). Each non-employee Director is also granted an annual restricted stock award having a value of $100,000 that vests in one installment on the third anniversary of the date of grant. The Director Emeritus of the Company received a $30,000 annual retainer fee and will receive $100,000 (payable in cash), which shall be paid in full in May 2007. The Chairman of the Board receives a $60,000 annual Board Chairman retainer fee, and an annual restricted stock award of $200,000, which also vests in one installment on the third anniversary of the date of grant and an unrestricted stock award of $16,000. In addition, the Chairmen of the Audit and Compensation and Incentive Committees are each paid a $30,000 annual retainer fee and members of the Audit and Compensation and Incentive Committees are each paid a $15,000 annual retainer fee (in each case payable at the Director's election in cash or restricted stock that vests as described above). The Chairman of the Nominating and Governance Committee is paid a $20,000 annual retainer fee and members of the Nominating and Governance Committee are each paid a $10,000 annual retainer fee (in each case payable at the Director's election in cash or restricted stock that vests as described above). Mr. Erhart receives an additional annual fee of $8,000 in lieu of stock options granted to Directors in previous years. Mr. Erhart was a member of the Compensation and Incentive Committee of either the Company or an affiliated company on the dates of such grants and, thus, was ineligible to participate.